NEWS RELEASE for April 28, 2011 at 8:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2011

BURLINGTON, MA (April 28, 2011)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the first quarter ended March 31, 2011.  Revenues for the quarter ended March 31, 2011 were $18.2 million, which included the receipt of a $1.1 million back-owed royalty payment and was an increase over the $16.0 million reported in the first quarter of 2010.  Product revenues increased to $10.5 million, a 15 percent increase over the $9.2 million reported in the first quarter of 2010.  During the first quarter of 2011 and for the 2010 calendar year, 4% of the Company’s product and service revenue was in Japan.  The Company believes that the impact of the earthquake and tsunami in Japan on the first quarter was not significant as it occurred toward the end of the quarter.  The Company does not expect a material impact on the Company in future quarters due to the small percentage of the Company’s total sales in Japan.  First quarter gross margin from product revenues was 59 percent, as compared to 64 percent reported in the first quarter of 2010.  Net loss for the first quarter ended March 31, 2011 was $1.9 million, or $0.10 per share, which included income of $0.7 million related to the back-owed royalty payment, $0.7 million in patent litigation expense, and a $1.1 million non-cash stock-based compensation expense.   Net loss for the first quarter ended March 31, 2010 was $2.5 million, or $0.14 per share, which included a $1.2 million charge related to the write-off of our remaining lease term at our old facility, $0.6 million in patent litigation expense, and a $1.0 million non-cash stock-based compensation expense.  The balance sheet continues to be strong with $96.4 million in cash, cash equivalents, short-term investments, and marketable securities and other investments with no borrowings.

Chief Executive Officer Joseph P. Caruso commented, “We are pleased with another quarter of continued growth in our professional business.  Our revenue growth is being driven by our diversified product offerings and the flexibility of our platform systems.  We continue to expand our business around the globe with two recently announced office openings in Europe.  Our office in Germany is up and running with a team of seasoned sales professionals that have been selling aesthetic lasers and pulsed light systems for over a decade.   We also announced the opening of our new office in Spain.  Our new office is led by another seasoned team of sales professionals that have been selling lasers and pulsed light systems to the aesthetic market for more than 15 years.  The German and Spanish subsidiaries give us direct access to the largest aesthetic markets in Europe as well as provide a support infrastructure for all of Europe.  It will take some time for these offices to be fully functioning, but the timing of this expansion should work out well with a recovering economy.”

Mr. Caruso continued, "We are also very excited about our progress in our consumer products strategy.  The willingness of consumers to try laser aesthetic procedures in the home represents a large opportunity.  It is still very early, but we have taken the first steps in building the PaloVia brand.  Our first product, the Palovia™ Skin Renewing Laser®, is the first laser FDA cleared for treating wrinkles around the eyes.  We are selling very well in the limited channels where we have launched the product.  We are in the first phase of our launch which includes QVC, internet selling, physician resellers, and very limited high-end retail stores.  We have also increased our production plans to catch up with growing demand for the product.  Direct access to the consumer channels gives us a knowledge base to establish and adjust our strategy for the future.   Establishing a trusted and well-established brand is a key first part of our consumer strategy.”

Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 688-0796 or listen to the webcast in the About Palomar/Investors section of the Company’s website at palomarmedical.com. A webcast replay will also be available.

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About Palomar Medical Technologies Inc: Palomar designs, produces and sells the most advanced cosmetic lasers and intense pulsed light (IPL) systems to dramatically improve the appearance of women's and men's skin.  For over 15 years, Palomar has pioneered the science of using lasers and light to improve appearances. As the industry's technology leader, Palomar has invested in creating cosmetic laser and IPL systems that put real value in the hands of physicians and other professionals to benefit consumers.  Thousands of physicians worldwide trust and depend on Palomar technology to not only introduce new aesthetic treatments such as advanced laser hair removal, laser liposuction, skin resurfacing, acne, laser treatments for scars, wrinkle treatment, stretch marks (striae), and photofacials for pigmented and vascular lesions, but to also make them robust, faster, more powerful, and more comfortable for those being treated.  In June 2009, Palomar became the first company to receive a 510(k) over-the-counter (“OTC”) clearance from the FDA for a new, patented, home-use, laser device for the treatment of fine lines and wrinkles around the eyes (periorbital wrinkles). This OTC clearance allows the PaloVia™ Skin Renewing Laser® to be marketed and sold directly to consumers without a prescription.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com for professional products or palovia.com for consumer products. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2010 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Product revenues	$10,546,648	$9,167,266
Service revenues	3,835,187	3,944,870
Royalty revenues	3,218,339	1,638,218
Other revenues	555,556	1,250,000
Total revenues	18,155,730	16,000,354

Costs and expenses:
Cost of product revenues	4,303,566	3,317,193
Cost of service revenues	1,853,182	1,654,543
Cost of royalty revenues	1,287,335	655,287
Research and development	3,647,916	4,185,800
Selling and marketing	5,556,292	4,844,596
General and administrative	3,485,401	3,951,683
Total costs and expenses	20,133,692	18,609,102

Loss from operations	(1,977,962)	(2,608,748)

Interest income	113,381	110,252
Other income	9,842	13,592

Loss before income taxes	(1,854,739)	(2,484,904)

Provision for income taxes	39,253	19,134

Net loss	$(1,893,992)	$(2,504,038)

Net loss per share:
Basic	$(0.10)	$(0.14)
Diluted	$(0.10)	$(0.14)

Weighted average shares outstanding:
Basic	18,652,038	18,521,141
Diluted	18,652,038	18,521,141

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Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$82,653,054	$89,116,325
Accounts receivable, net	6,066,559	5,349,835
Inventories	15,283,570	13,021,272
Other current assets	1,170,279	855,014
Total current assets	105,173,462	108,342,446

Marketable securities, at estimated fair value and other investments	13,749,424	13,850,197

Property and equipment, net	37,283,615	37,165,306

Other assets	248,319	219,554

Total assets	$156,454,820	$159,577,503

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$3,157,794	$2,293,096
Accrued liabilities	6,516,765	10,742,581
Deferred revenue	5,176,478	4,394,081
Total current liabilities	14,851,037	17,429,758

Accrued income taxes	2,873,049	2,854,077

Total liabilities	$17,724,086	$20,283,835

Stockholders’ equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	-	-
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued – 19,005,727 and 18,925,549 shares, respectively	190,058	189,256
Additional paid-in capital	212,693,938	211,376,381
Accumulated other comprehensive loss	(478,107)	(490,806)
Accumulated deficit	(73,675,155)	(71,781,163)
Total stockholders’ equity	$138,730,734	$139,293,668

Total liabilities and stockholders’ equity	$156,454,820	$159,577,503
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